Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Proposed Public Offering of Common Stock

DANBURY, CT – January 16, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, announced today its intention to offer shares of common stock in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase additional shares of common stock offered in the public offering to cover over-allotments, if any. The Company intends to use the proceeds from this offering for project development, project finance, working capital support and general corporate purposes. While the offering is expected to price before 9:30 am EST on January 17, 2014, the offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size of the offering.

Stifel is acting as the sole book-running manager for the offering. Cowen and Company is acting as the co-lead manager and FBR Capital Markets & Co. is acting as co-manager for the offering. Ardour Capital Investments, LLC is acting as selling group member for the offering.

The Company intends to offer and sell these securities pursuant to the Company’s existing shelf registration statement filed with the Securities and Exchange Commission and declared effective on July 18, 2013. A prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission and will form a part of the effective registration statement. When available, copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus related to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or from Stifel at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or via telephone at (415) 364-2720.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than two billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

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Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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